United States securities and exchange commission logo





                     July 28, 2022

       Kevin Chen
       Chief Executive Officer
       Edoc Acquisition Corp.
       7612 Main Street Fisher, Suite 200
       Victor, NY 14564

                                                        Re: Edoc Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 25, 2022
                                                            File No. 001-39689

       Dear Mr. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Jessica Yuan